EXHIBIT 16.1

May 5, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Brazil Gold Corp. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K dated April 25, 2014 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ LI and Company, PC

LI and Company, PC